Immediate Release
Contact
Patrick Nolan
248.754.0884

BORGWARNER DECLARES QUARTERLY DIVIDEND

Auburn Hills, Michigan, July 27, 2017 - The board of directors of BorgWarner Inc. (NYSE: BWA) declared a quarterly cash dividend of $0.14 per share of common stock. The dividend is payable on September 15, 2017 to shareholders of record on September 1, 2017.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 62 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.

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